Exhibiit 99.1
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NAVARRE CORPORATION ANNOUNCES PROMOTION OF J.REID PORTER
TO CHIEF OPERATING OFFICER
Ward Thomas Appointed President of Business Services and Development
MINNEAPOLIS, August 10, 2010 — Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of computer software and provider of third party logistics services, announced today the promotion of J. Reid Porter to the newly created position of Chief Operating Officer. The Company also announced the appointment of Ward Thomas as President of Business Services and Development.
J. Reid Porter Promoted to Chief Operating Officer and Chief Financial Officer
J. Reid Porter, 61, has been Executive Vice President and Chief Financial Officer since 2005. With this promotion to Chief Operating Officer, he retains the CFO position and also assumes the responsibility of leading the business operations of Navarre Distribution Services, Encore Software, and FUNimation Entertainment.
Porter has led Navarre’s successful initiatives to increase cash flow, reduce debt, and implement financial and warehouse systems. He has more than ten years of general management experience prior to his tenure at Navarre. Porter came to the Company from IMC Global Inc. where he served as Executive Vice President and Chief Financial Officer from 2001 through 2004. Porter holds an MBA in finance from the University of Chicago and a BA from Colgate University.
Commenting on Porter’s promotion, Cary Deacon, President and Chief Executive Officer of Navarre Corporation stated, “Reid’s track record in guiding the Company over the past few years will serve us well, as he now leads our three operating units in executing their business plans as we grow and transform the Company. This structure is intended to move the day-to-day operating of our three divisions under Reid’s solid leadership and aid the Company in accelerating its growth initiatives.”
Ward Thomas Appointed as President of Business Services and Development
Mr. Ward Thomas, 38, will take on the newly created position of President of Business Services and Development, reporting directly to Cary Deacon. In this role he will direct the Company’s business development activities in connection with the execution of an aggressive growth strategy. Thomas’ focus will be on the identification and development of logistics, ecommerce, distribution and value added service opportunities.

Thomas most recently comes from outside the Company as Senior Director of North American Sales at Trend Micro; however, he began his career with Navarre. Mr. Thomas served as Senior Vice President of Sales and Operations at FUNimation Entertainment from 2005 through 2007. Previous to that time he spent eight years as an executive in Navarre’s distribution business where his accomplishments include leading a targeted sales effort that more than doubled the size of that operation.
Commenting on the Thomas appointment, Cary L. Deacon, CEO, stated, “This appointment recognizes the importance that we are placing on growth. Ward’s background in sales and logistics, coupled with his experience in developing and expanding new revenue streams will be invaluable to executing our strategy. I am very excited about these two individuals and look forward to working with them to grow the Company.”
About Navarre Corporation
Navarre® Corporation is a leading distributor and publisher of computer software and provider of third party logistics services. Navarre Distribution Services provides complete distribution and third-party logistics (3PL) services to North American retailers and their suppliers. The Company publishes computer software through Encore® and produces animé video through FUNimation Entertainment®. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.